Exhibit (11) under N-1A
                                                Exhibit 23 under Item 601/Reg SK


INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees of CASH TRUST SERIES II:


We consent to the use in Post-Effective Amendment Number 9 to Registration Statement No. 33-38550 of CASH TRUST SERIES II of our reports dated July 9, 1997, appearing in the Prospectuses of Municipal Cash Series II and Treasury Cash Series II, which are a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.



By:   Deloitte & Touche LLP
      Deloitte & Touche LLP

Pittsburgh, Pennsylvania
July 21, 1997